Exhibit 7.4

Westport Innovations Inc.

Suite 101, 1750 West 75th Avenue

Vancouver, British Columbia

Canada V6P 6G2

March 17, 2016

James E. Douglas, III

K&M Douglas Trust

James Douglas And Jean Douglas Irrevocable Descendants’ Trust

Douglas Family Trust

c/o Douglas Telecommunications

125 East Sir Francis Drake Blvd.

Larkspur, CA 94939-1819

Attn: Tim McGraw

Reference is made to (i) that certain Voting Agreement, dated as of September 1, 2015 (the “Voting Agreement”), by and among Westport Innovations Inc., an Alberta, Canada corporation (“Parent”), Fuel Systems Solutions, Inc., a Delaware corporation (the “Company”), and each of K&M Douglas Trust, James Douglas And Jean Douglas Irrevocable Descendants’ Trust, Douglas Family Trust and James E. Douglas, III (each, a “Stockholder”, and collectively, the Stockholders), and (ii) that certain Agreement and Plan of Merger, dated as of September 1, 2015, by and among Parent, Whitehorse Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent, and the Company (the “Merger Agreement”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of March 6, 2016 (the “Amendment”).

Effective upon the appointment of Rod Nunn to the Board of Directors of Parent (the “Board” and the date of such appointment, the “Effective Date”), each Stockholder hereby acknowledges, accepts and agrees that notwithstanding anything to the contrary in the Voting Agreement, or the execution and delivery of the Amendment by the parties thereto, the Voting Agreement, as modified by this agreement, remains in full force and effect.

Each Stockholder further agrees, from the Effective Date until the earlier of (i) the closing of the transactions contemplated by the Merger Agreement, (ii) the valid termination of the Merger Agreement, or (iii) the valid termination of the Voting Agreement, as modified by this agreement, not to, directly or indirectly:

(i) solicit proxies or written consents of shareholders of Parent or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, any common shares of Parent or any other securities of Parent entitled to vote in the election of directors, or securities convertible into or exercisable or exchangeable for such common shares or other securities (collectively, the “Voting Securities”), or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in or assist any person or entity not a party to this letter agreement (each such person or entity, a “Third Party”) in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of the Voting Securities (other than such encouragement, advice or influence that is consistent with Parent management’s recommendation in connection with such matter);

(ii) present at any special meeting of Parent’s shareholders any proposal for consideration for action by shareholders or seek the removal of any member of the Board or propose any nominee for election to the Board or seek representation on the Board;

(iii) make, or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, Parent or its business, operations or financial performance, its officers or its directors or any person who has served as an officer or director of Parent in the past, or who serves on or following the date of this letter agreement as an officer, director or agent of Parent: (A) in any document or report filed with or furnished to the United States Securities and Exchange Commission (the “SEC”) or any other governmental agency, (B) in any press release or other publicly available format or (C) to any analyst, journalist or member of the media;

(iv) enter into any negotiations, agreements, arrangements or understandings with any Third Party with respect to the matters set forth in this letter agreement; or

(v) request, directly or indirectly, any amendment or waiver of the foregoing in a manner that would be reasonably likely to require public disclosure by the Stockholders or Parent.

Section 10 of the Voting Agreement is hereby amended in its entirety to read as follows:

“This Agreement shall automatically terminate without further action of the parties on the first to occur of (a) the mutual written consent of the Company, Parent, and the Stockholders, (b) the Effective Time, (c) the termination of the Merger Agreement, (d) the delivery of written notice of termination by the Stockholders to Parent and the Company following any Fundamental Amendment effected without the prior consent of the Stockholders, or (e) the delivery of written notice of termination by the Stockholders to Parent and the Company in the event that the Effective Time shall not have occurred on or before April 30, 2016, provided that the provisions of Section 11 hereof shall survive any such termination. “Fundamental Amendment” means the execution by Parent, Merger Sub and the Company of a written amendment to, or written waiver by Parent, Merger Sub and the Company of any provision of, the Merger Agreement (as amended by the Amendment) that reduces the amount of the Merger Consideration or changes the form of, or decreases the Exchange Ratio from what is set forth in the Merger Agreement (as amended by the Amendment) as in effect as of the date hereof, amends the conditions precedent set forth in Article VII of the Merger Agreement as amended by the Amendment (except in the case of a waiver of a condition by Parent or the Company) or would result in additional monetary liability to such Stockholder.

Please acknowledge this agreement by signing in the space provided below and returning a copy of this letter to the undersigned. Thank you.

[signature page follows]

Very truly yours,

WESTPORT INNOVATIONS INC.

By	/s/ David Demers
Name:	David Demers
Title:	CEO

FUEL SYSTEMS SOLUTIONS, INC.

By	/s/ Pietro Bersani
Name:	Pietro Bersani
Title:	CFO

Acknowledged, Accepted and Agreed:

/s/ James E. Douglas, III
JAMES E. DOUGLAS, III

K&M DOUGLAS TRUST

By:	/s/ Kevin Douglas
Name:	Kevin Douglas
Title:	Trustee

By	/s/ Michelle Douglas
Name:	Michelle Douglas
Title:	Trustee

DOUGLAS FAMILY TRUST

By	/s/ James E. Douglas, Jr.
Name:	James E. Douglas, Jr.
Title:	Trustee

By:	/s/ Jean A. Douglas
Name:	Jean A. Douglas
Title:	Trustee

JAMES DOUGLAS AND JEAN DOUGLAS IRREVOCABLE DESCENDANTS’ TRUST

By:	/s/ Kevin Douglas
Name:	Kevin Douglas
Title:	Trustee

By:	/s/ Michelle Douglas
Name:	Michelle Douglas
Title:	Trustee